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CARRINGTON LABORATORIES, INC., and Subsidiaries
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                                  EXHIBIT 11.1
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        COMPUTATION OF NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE


                               Three Months Ended                   Nine Months Ended
                                    Sept. 30,                           Sept. 30,
                             1995                1994          1995                   1994
                             --------------------------        ---------------------------
Net income                   $  162,522      $  445,848        $ (621,439)       $1,040,152

Preferred stock dividend
   requirements                 (35,792)        (31,961)         (104,724)          (93,511)

Net income for computing
   income per common share   $  126,730      $  413,887        $ (726,163)         $946,641

Average common and common
  equivalent shares out-
  standing                    8,965,476       7,343,640/(1)/    7,854,076/(1)/    7,340,675/(1)/

Net income per common and
   common equivalent share   $      .01      $      .06              ($.09)            $.13

/(1)/ Common stock equivalents have been excluded since the effect on net income per share of their inclusions would either be antidilutive or represent dilution of less than 3%.